EXHIBIT 16

[ANDERSEN LOGO]

Office of the Chief Accountant	Arthur Andersen LLP
Securities and Exchange Commission	1601 Market Street
450 Fifth Street N.W.	Philadelphia, PA 19103-2499
Washington, D.C. 20549	Tel. 287 675 6000
www.andersen.com

March 19, 2002

Dear Sir/Madam:

We have read paragraphs denoted as Item 304(a)(l)(ii) and Item 304(a)(l)(iv) included in the Form 8-K/A dated March 19,2002,-of Acrodyne Communications Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours:

/s/ Arthur Andersen LLP

Arthur Andersen LLP

copy to:

Mr. Robert Woodruff, Controller, Acrodyne Communications, Inc.